Exhibit 99.1

AzurRx BioPharma Announces Positive Outcome with MS1819-SD Showing Statistically Significant Efficacy in a Phase IIa Exocrine Pancreatic Insufficiency Trial in Chronic Pancreatitis

Data reaffirms positive safety profile with no severe adverse events

NEW YORK, September 24, 2018 (GLOBE NEWSWIRE) -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, today announced, in partnership with Mayoly Spindler, a European pharmaceutical company, that it achieved, in pre-planned analyses, both its primary and secondary endpoints with a statistically significant (p=0.002) improvement in the coefficient of fat absorption (CFA) of 21.8% (Per Protocol analysis), in its recent Phase IIa trial of MS1819-SD, a recombinant lipase, for the treatment of exocrine pancreatic insufficiency (EPI) caused by chronic pancreatitis.

The Company previously reported the completion of this open-label, multi-center, dose escalation Phase IIa study, whose primary endpoint was to evaluate the safety of escalating doses of MS1819-SD in patients with chronic pancreatitis. The secondary endpoint for the study was to investigate the efficacy of MS1819-SD in these patients by analysis of the CFA and its change from baseline.  The Company enrolled 11 chronic pancreatitis patients in France, Australia and New Zealand. During the course of the trial, patients “washed-out” of their standard of care treatment for EPI to establish a baseline and then were subsequently treated with escalating doses of study drug in two-week increments.

Final data from the Phase IIa study show a favorable safety profile with no severe adverse events. Although the study was not powered for efficacy, in a pre-planned analysis, the highest dose cohort of MS1819-SD showed statistically significant and clinically meaningful increases in CFA compared to baseline with a mean increase of 21.8% and a p value of  p=0.002 on a per protocol basis.  Favorable trends were also observed on other evaluated endpoints, including the Bristol stool scale, number of daily evacuations and stool weight, which were consistent with the CFA results.

“We are very pleased that the Phase IIa data show a statistically significant improvement in CFA of 21.8% at the highest dose, which compares quite favorably with historical data for the currently available porcine agents in patients with chronic pancreatitis ,” commented Thijs Spoor, CEO of AzurRx. “These results support our confidence in the next phase of MS1819’s clinical development as a new therapy for patients suffering from cystic fibrosis.”

“EPI is an underserved, billion-dollar market with limited alternatives, marked by limited effectiveness of current therapies, safety challenges, sourcing and supply issues, as well as a high pill burden, which is inconvenient for patients and results in non-adherence.  Based on the positive results of our Phase IIa study, we are even more confident in the outlook and market potential for MS-1819.  If approved, MS-1819 would be the first non-porcine product available for EPI, with the potential to lower pill burden in patients with disease.”

“The statistically significant improvement of MS1819-SD on CFA in patients with chronic pancreatitis is very encouraging,” stated Dr. James Pennington, the Chief Medical Officer of AzurRx.  “We look forward to initiating our Phase IIb trial of MS1819-SD in cystic fibrosis patients later this year.”

“Our patient satisfaction is very high in this study as underscored by an expressed interest in joining in further studies of MS1819. Physician response has also been favorable. We are delighted to play a key role in developing products that have significant potential to change patient care” said Professor Nam Q. Nguyen from the Royal Adelaide Hospital, one of the investigators in the study.

Full results from the trial are expected to be presented at an upcoming major medical meeting

For more information on the Phase IIa study, refer to ClinicalTrials.gov Identifier: NCT03481803.

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1 Iglesia-Garcia, Huang, et al. Efficacy of pancreatic enzyme replacement therapy in chronic pancreatitis: systematic review and meta-analysis, Gut 2017;66:1474–1486.

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com

About Laboratoires Mayoly Spindler, SAS

Mayoly Spindler is a French, independent, family-owned pharmaceutical company, active in research, development, manufacturing, registration and marketing of pharmaceuticals and dermo-cosmetics in more than 70 countries. The company aims to become a global reference in gastroenterology and dermo-cosmetics. Mayoly Spindler is headquartered in the Paris area of France and employs 900 people worldwide. Additional information on the company can be found at www.mayoly-spindler.com

About Exocrine Pancreatic Insufficiency:

Exocrine Pancreatic Insufficiency (EPI) is a condition characterized by deficiency of the exocrine pancreatic enzymes, resulting in the inability to digest food properly, or maldigestion. The deficiency in this enzyme can be responsible of greasy diarrhea, fecal urge and weight loss.

There are approximately 90,000 patients in the U.S. with EPI caused by CP according to the National Pancreas Foundation and more than 30,000 patients with EPI caused by cystic fibrosis according to the Cystic Fibrosis Foundation. Patients are currently treated with porcine pancreatic enzyme replacement pills.

About MS1819

MS1819-SD, supplied as an oral non-systemic biologic capsule, is a recombinant enzyme that is derived from the yarrowia lipolytica lipase, and unlike the standard of care, does not contain any animal products.

Forward-Looking Statements

This press release may contain certain statements relating to future results which are forward-looking statements. These statements are not historical facts, but instead represent only the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Additional information concerning the Company and its business, including a discussion of factors that could materially affect the Company’s financial results, including those related to the clinical development of MS1819-SD and final results of the Phase IIa study, are contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 under the heading “Risk Factors,” as well as the Company’s subsequent filings with the Securities and Exchange Commission. All forward-looking statements included in this press release are made only as of the date of this press release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For more information:

AzurRx BioPharma, Inc.,

760 Parkside Avenue

Suite 304

Brooklyn, NY 11226

Phone: (646)-699-7855

info@azurrx.com

Investor Relations contact:

LifeSci Advisors, LLC.

Hans Vitzthum, Managing Director

250 West 55th Street - Suite 16B

New York, NY 10019

Phone: 212-915-2568

www.lifesciadvisors.com

hans@lifesciadvisors.com